Exhibit 99.1

October 30, 2007

To all FHLBC members:

The Federal Home Loan Bank of Chicago's Board of Directors met today to review preliminary third quarter operating results and future earnings projections. As a result of the Bank's current and projected earnings and regulatory requirements, the Board has decided not to declare a third quarter dividend.

Earlier this month, I wrote to you about the consensual cease and desist order affecting the redemption and repurchase of capital stock. You may recall that while the order is in place, the Finance Board is required to approve FHLBC's dividend payments. However, the decision not to declare a dividend this quarter was made by the Bank's Board and not our regulator.

While preliminary operating results for the third quarter show positive earnings, the Board decided to forego a dividend payment for the quarter in recognition of projected earnings pressure in the fourth quarter and in 2008. This action will result in a further increase in the Bank's already significant level of retained earnings of $617 million as of June 30, 2007. Please refer to the attached 8-K filing for more information on the FHLBC Board's decision.

As always, dividend decisions in subsequent quarters will be based on actual financial results for the Bank and expectations regarding future results. The Director of the Office of Supervision of the Finance Board (OS Director) has provided further informal guidance with regard to evaluation of the requirements of the consensual cease and desist order as it would affect consideration of dividend approvals. We expect that the OS Director's approval of any dividends will depend, in part, on our remediation of the capital management and risk management issues identified in the Finance Board's 2007 examination of the Bank. We are fully committed to meeting these requirements.

Products and Services Commitment

The decision not to declare a dividend for the quarter was a difficult one, as we well understand that an adequate return on your investment in the Bank is one element of the value of membership in the Bank.

As members - both shareholders and customers - you derive the value of your membership with the Federal Home Loan Bank of Chicago from access to competitively priced solutions to your liquidity and funding needs through advances and the purchase of mortgages through the MPF® Program, as well as income on your stock ownership. Many of you currently have stock positions and collateral in place that would allow you to take down additional advances with maturities to match your balance sheet needs. You can depend on the fact that we will continue to price advances competitively. By fully accessing the borrowing capacity already available to you, you will realize the maximum possible value of your membership during this period. Your relationship banker can provide you with details regarding the additional borrowing capacity your current stock holdings and collateral positions support.

The Bank will also continue to support affordable housing and community economic development activities through our Community Investment programs. We expect to announce the results of our latest competitive Affordable Housing Program round in early December.

Access to Capital Markets Unchanged

None of these recent changes have impacted our ability to access funding or provide liquidity to you. As a Federal Home Loan Bank, the FHLBC continues to participate in "AAA"-rated borrowings issued on a consolidated basis by the FHLB's Office of Finance. As the System recognizes its 75th year of operation, the recent issues of illiquidity in the mortgage market stand in sharp contrast to the ability of the Federal Home Loan Banks to access the capital markets and to utilize that funding capability on behalf of our members. In addition, FHLBC's split rating of Aaa/AA+ is beneficial for members that use FHLBC's letter of credit to support public unit deposits.

Strategic Alternatives

We are committed to taking the steps necessary to satisfy our regulatory requirements and provide a reasonable return on your long-term investment in the Bank. We continue our work on strategic alternatives and cost reduction initiatives. Although we have not yet, and may not, reach an agreement to merge with the Federal Home Loan Bank of Dallas, our primary objective in this and any other strategic initiatives is to achieve an outcome for our members that provides the greatest possible value of membership in the Bank.

We will continue to provide you with updates on our progress.

Sincerely,

Mike Thomas

President and CEO